Exhibit No. 99.1
News Release

COMMERCIAL METALS COMPANY REPORTS RECORD THIRD QUARTER FISCAL 2021 RESULTS

•Achieves record Earnings from Continuing Operations of $130 million, or $1.07 per diluted share; record Core EBITDA from Continuing Operations of $230 million, up 49% year-over-year and 35% sequentially; and record North America and Europe segment Adjusted EBITDA
•Network optimization initiative continues; seventh consecutive quarter of year-over-year reduction in North America controllable costs per ton
•Key strategic milestones include commissioning of third Polish rolling line and receipt of air permit for Arizona 2 project

Irving, TX - June 17, 2021 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal third quarter ended May 31, 2021. Earnings from continuing operations were $130.4 million, or $1.07 per diluted share, on net sales of $1.8 billion, compared to prior year earnings from continuing operations of $64.2 million, or $0.53 per diluted share, on net sales of $1.3 billion.

During the third quarter of fiscal 2021, the Company recorded a net after-tax benefit of $3.3 million, chiefly related to the sale of a small railway track reclamation business. Excluding this item, third quarter adjusted earnings from continuing operations were $127.1 million, or $1.04 per diluted share, compared to adjusted earnings from continuing operations of $70.4 million, or $0.59 per diluted share, in the prior year period. "Adjusted EBITDA from continuing operations", "core EBITDA from continuing operations", "adjusted earnings from continuing operations" and "adjusted earnings from continuing operations per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure, to the most directly comparable measure, prepared and presented in accordance with GAAP can be found in the financial tables that follow.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, commented, "CMC achieved exceptional results during the third quarter. Demand for our products was robust and our teams executed well, setting new production and shipment records at several of our facilities. We continued to tightly manage the operating factors within our control, and again reduced year-over-year production costs per ton. Our excellent third quarter performance is a testament to the operational flexibility and earnings power of the new, strategically transformed CMC, and I could not be more proud of our many accomplishments.”

Ms. Smith continued, "CMC set several operational and financial performance records at the segment as well as consolidated level, and we further enhanced our balance sheet and leverage positions, which are now the most attractive in CMC's history. We are also continuing to build for the future: We made significant progress on key

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organic growth initiatives, including hot commissioning of our third rolling mill in Poland, the receipt of the air permit for our Arizona 2 mill, and the continuation of network optimization efforts. Future contributions from these key projects are expected to provide the next chapter of growth for our company, building on this quarter’s outstanding results.”

The Company's liquidity position as of May 31, 2021 remained solid, with cash and cash equivalents of $443.1 million, and availability of $639.0 million under the Company's credit and accounts receivable facilities.

On June 16, 2021, the board of directors declared a quarterly dividend of $0.12 per share of CMC common stock payable to stockholders of record on June 30, 2021. The dividend will be paid on July 14, 2021, and marks 227 consecutive quarterly dividend payments by the Company.

Business Segments - Fiscal Third Quarter 2021 Review
The North America segment generated record adjusted EBITDA of $207.3 million for the third quarter of fiscal 2021, an increase of 30% compared to $159.4 million in the prior year period. This improvement was driven by growth in demand and increased margins across multiple products lines, as well as solid management of controllable costs within our vertically integrated value chain. Costs were reduced by continued execution of CMC's network optimization activities.

Shipment volumes of finished steel, which include steel products and downstream products, increased by 9% from the prior year third quarter. Demand for rebar from the mills remained good, growing year-over-year, supported by resilient construction activity. Shipments of merchant and other products increased by 37% from the prior year, driven by the broad reopening of the U.S. economy.

Margins over scrap cost on steel products increased $40 per ton from the prior year period, marking the first year-over-year increase in six quarters. On a sequential basis these margins rose $74 per ton. Market conditions were favorable for each of CMC's key products, leading to mill volume growth of 17% and an increase of $170 per ton in average selling price compared to the third quarter of fiscal 2020. Margin over scrap cost on downstream products declined compared to a year ago, driven by higher scrap input costs and average pricing that was largely unchanged. Future pricing indicators for backlog were positive during the quarter, as average price levels for bids and new awards increased from the prior year quarter.

The Europe segment reported record adjusted EBITDA of $50.0 million for the third quarter of fiscal 2021, up 250% compared to adjusted EBITDA of $14.3 million for the prior year quarter. The improvement was driven by a significant expansion in margin over scrap as well as volume growth, as demand for steel products from both construction and industrial end markets remained strong during the quarter. Resilient construction activity supported a 16% increase in rebar shipments compared to a year ago, while the continuing manufacturing recovery in Poland

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and Central Europe drove 4% growth in volumes of merchant and other. Average selling price increased by $227 per ton compared to the prior year quarter, and $132 per ton sequentially.

Outlook
Ms. Smith said, "Strong demand across multiple end-use markets should support robust shipment levels of finished steel during the fourth quarter in both North America and Europe. Construction activity is strong and the industrial sectors are growing in both the U.S. and Central Europe, as both regions continue to recover from the pandemic. We expect margins over scrap on steel products in North America and Europe to be relatively flat or up modestly from third quarter levels."

"Increased willingness of downstream customers in our North America segment to contract new work and the stability of our construction backlog both point to continued demand strength. This view is supported by several widely monitored construction indicators that generally lead activity by nine to twelve months, which have improved significantly in 2021,” Ms. Smith added.

Conference Call
CMC invites you to listen to a live broadcast of its third quarter of fiscal 2021 conference call today, Thursday, June 17, 2021, at 11:00 a.m. ET. Barbara R. Smith, Chairman of the Board, President, and Chief Executive Officer, and Paul Lawrence, Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products, related materials and services through a network including seven electric arc furnace ("EAF") mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, metal margins, the effect of COVID-19 and related governmental and economic responses thereto, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, share repurchases, legal proceedings, the undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity,

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international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations and our expectations or beliefs concerning future events. The statements in this report that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans, or intentions.

Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2020, and Part II, Item 1A, "Risk Factors" of our quarterly report on Form 10-Q for the quarter ended February 28, 2021, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our downstream contracts due to rising commodity pricing; impacts from COVID-19 on the economy, demand for our products, global supply chain and on our operations, including the responses of governmental authorities to contain COVID-19 and the impact from the distribution of various COVID-19 vaccines; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in existing and future government laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions, and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; operating and start-up risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investment; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including the impact of the Biden administration on current trade regulations, such as Section 232 trade tariffs, tax legislation and other regulations which might adversely impact our business; availability and

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pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

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COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Nine Months Ended
(in thousands, except per ton amounts)	5/31/2021	2/28/2021	11/30/2020	8/31/2020	5/31/2020	5/31/2021	5/31/2020
North America
Net sales	$1,558,068	$1,257,486	$1,195,013	$1,224,849	$1,167,081	$4,010,567	$3,545,084
Adjusted EBITDA	207,330	171,612	155,634	174,219	159,394	534,576	486,957

External tons shipped
Raw materials	368	302	330	300	288	1,000	929
Rebar	500	472	486	498	463	1,458	1,399
Merchant and other	289	268	264	234	211	821	685
Steel products	789	740	750	732	674	2,279	2,084
Downstream products	408	343	371	429	427	1,122	1,206

Average selling price per ton
Raw materials	$949	$846	$630	$605	$517	$813	$555
Steel products	794	695	612	600	624	702	625
Downstream products	963	929	934	970	966	943	976

Cost of raw materials per ton	$697	$629	$458	$427	$348	$597	$393
Cost of ferrous scrap utilized per ton	369	344	266	237	239	327	238

Steel products metal margin per ton	$425	$351	$346	$363	$385	$375	$387

Europe
Net sales	$284,107	$202,066	$194,596	$179,855	$173,817	$680,769	$519,285
Adjusted EBITDA	50,005	16,107	14,470	22,927	14,270	80,582	39,080

External tons shipped
Rebar	141	78	128	150	122	347	389
Merchant and other	263	275	269	230	252	807	703
Steel products	404	353	397	380	374	1,154	1,092

Average selling price per ton
Steel products	$664	$532	$461	$446	$437	$552	$449

Cost of ferrous scrap utilized per ton	$376	$328	$262	$250	$239	$324	$245

Steel products metal margin per ton	$288	$204	$199	$196	$198	$228	$204

(CMC Third Quarter Fiscal 2021 - 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
(in thousands)	Three Months Ended					Nine Months Ended
Net sales	5/31/2021	2/28/2021	11/30/2020	8/31/2020	5/31/2020	5/31/2021	5/31/2020
North America	$1,558,068	$1,257,486	$1,195,013	$1,224,849	$1,167,081	$4,010,567	$3,545,084
Europe	284,107	202,066	194,596	179,855	173,817	680,769	519,285
Corporate and Other	2,866	2,718	2,194	4,428	785	7,778	2,985
Total net sales	$1,845,041	$1,462,270	$1,391,803	$1,409,132	$1,341,683	$4,699,114	$4,067,354

Adjusted EBITDA from continuing operations
North America	$207,330	$171,612	$155,634	$174,219	$159,394	$534,576	$486,957
Europe	50,005	16,107	14,470	22,927	14,270	80,582	39,080
Corporate and Other	(36,214)	(45,986)	(26,471)	(64,846)	(26,882)	(108,671)	(81,729)

(CMC Third Quarter Fiscal 2021 - 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share data)	2021	2020	2021	2020
Net sales	$1,845,041	$1,341,683	$4,699,114	$4,067,354
Costs and expenses:
Cost of goods sold	1,533,768	1,116,353	3,936,930	3,385,963
Selling, general and administrative expenses	130,448	115,965	359,492	342,502
Interest expense	11,965	15,409	40,245	47,875
Loss on debt extinguishment	—	—	16,841	—
Asset impairments	277	5,983	4,345	6,513
	1,676,458	1,253,710	4,357,853	3,782,853
Earnings from continuing operations before income taxes	168,583	87,973	341,261	284,501
Income taxes	38,175	23,804	80,709	73,981
Earnings from continuing operations	130,408	64,169	260,552	210,520

Earnings from discontinued operations before income taxes	—	745	—	1,941
Income taxes	—	180	—	581
Earnings from discontinued operations	—	565	—	1,360

Net earnings	$130,408	$64,734	$260,552	$211,880

Basic earnings per share*
Earnings from continuing operations	$1.08	$0.54	$2.17	$1.77
Earnings from discontinued operations	—	—	—	0.01
Net earnings	$1.08	$0.54	$2.17	$1.78

Diluted earnings per share*
Earnings from continuing operations	$1.07	$0.53	$2.14	$1.75
Earnings from discontinued operations	—	—	—	0.01
Net earnings	$1.07	$0.54	$2.14	$1.76

Cash dividends per share	$0.12	$0.12	$0.36	$0.36
Average basic shares outstanding	120,613,652	119,192,962	120,241,579	118,828,870
Average diluted shares outstanding	122,193,655	120,278,741	121,852,144	120,277,737

* Earnings Per Share ("EPS") is calculated independently for each component and may not sum to net earnings EPS due to rounding.

(CMC Third Quarter Fiscal 2021 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)	May 31, 2021	August 31, 2020
Assets
Current assets:
Cash and cash equivalents	$443,120	$542,103
Accounts receivable (less allowance for doubtful accounts of $6,688 and $9,597)	1,073,115	880,728
Inventories, net	833,101	625,393
Prepaid and other current assets	169,139	165,879
Total current assets	2,518,475	2,214,103
Property, plant and equipment, net	1,562,503	1,571,067
Goodwill	66,331	64,321
Other noncurrent assets	243,766	232,237
Total assets	$4,391,075	$4,081,728
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$340,238	$266,102
Accrued expenses and other payables	456,394	461,012
Current maturities of long-term debt and short-term borrowings	56,735	18,149
Total current liabilities	853,367	745,263
Deferred income taxes	118,335	130,810
Other noncurrent liabilities	242,647	250,706
Long-term debt	1,020,129	1,065,536
Total liabilities	2,234,478	2,192,315
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 120,585,771 and 119,220,905 shares	1,290	1,290
Additional paid-in capital	361,433	358,912
Accumulated other comprehensive loss	(78,850)	(103,764)
Retained earnings	2,025,083	1,807,826
Less treasury stock, 8,474,893 and 9,839,759 shares at cost	(152,590)	(175,063)
Stockholders' equity	2,156,366	1,889,201
Stockholders' equity attributable to noncontrolling interests	231	212
Total equity	2,156,597	1,889,413
Total liabilities and stockholders' equity	$4,391,075	$4,081,728

(CMC Third Quarter Fiscal 2021 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended May 31,
(in thousands)	2021	2020
Cash flows from (used by) operating activities:
Net earnings	$260,552	$211,880
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	125,176	124,104
Stock-based compensation	35,558	21,975
Deferred income taxes and other long-term taxes	(17,175)	47,761
Loss on debt extinguishment	16,841	—
Net gain on disposals of subsidiaries, assets and other	(9,390)	(5,476)
Amortization of acquired unfavorable contract backlog	(4,540)	(18,676)
Asset impairments	4,345	6,513
Other	243	1,933
Changes in operating assets and liabilities	(317,378)	141,819
Net cash flows from operating activities	94,232	531,833

Cash flows from (used by) investing activities:
Capital expenditures	(127,395)	(134,092)
Proceeds from the sale of property, plant and equipment and other	25,890	14,091
Other	(2,500)	974
Acquisitions, net of cash acquired	—	(9,850)
Net cash flows used by investing activities	(104,005)	(128,877)

Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt, net	309,187	22,566
Repayments of long-term debt	(361,855)	(110,470)
Debt extinguishment costs	(13,128)	—
Debt issuance costs	(2,830)	—
Proceeds from accounts receivable facilities	145,864	171,133
Repayments under accounts receivable facilities	(118,312)	(171,285)
Dividends	(43,295)	(42,768)
Stock issued under incentive and purchase plans, net of forfeitures	(3,807)	(1,921)
Contribution from noncontrolling interest	19	16
Net cash flows used by financing activities	(88,157)	(132,729)
Effect of exchange rate changes on cash	(423)	210
Increase (decrease) in cash and cash equivalents	(98,353)	270,437
Cash, restricted cash and cash equivalents at beginning of period	544,964	193,729
Cash, restricted cash and cash equivalents at end of period	$446,611	$464,166

Supplemental information:
Cash and cash equivalents	$443,120	$462,110
Restricted cash	$3,491	$2,056
Total cash, restricted cash and cash equivalents	$446,611	$464,166

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COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA from continuing operations, core EBITDA from continuing operations, and adjusted earnings from continuing operations are non-GAAP financial measures. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of earnings from continuing operations to adjusted EBITDA from continuing operations and core EBITDA from continuing operations is provided below:

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2021	2/28/2021	11/30/2020	8/31/2020	5/31/2020	5/31/2021	5/31/2020
Earnings from continuing operations	$130,408	$66,233	$63,911	$67,782	$64,169	$260,552	$210,520
Interest expense	11,965	14,021	14,259	13,962	15,409	40,245	47,875
Income taxes	38,175	20,941	21,593	18,495	23,804	80,709	73,981
Depreciation and amortization	41,804	41,573	41,799	41,654	41,765	125,176	124,095
Amortization of acquired unfavorable contract backlog	(1,508)	(1,509)	(1,523)	(10,691)	(4,348)	(4,540)	(18,676)
Asset impairments	277	474	3,594	1,098	5,983	4,345	6,513
Adjusted EBITDA from continuing operations	221,121	141,733	143,633	132,300	146,782	506,487	444,308
Non-cash equity compensation	13,800	12,696	9,062	9,875	6,170	35,558	21,975
Gain on sale of assets	(4,457)	(5,877)	—	—	—	(10,334)	—
Loss on debt extinguishment	—	16,841	—	1,778	—	16,841	—
Facility closure	—	5,694	5,214	2,903	1,863	10,908	8,202
Acquisition settlement	—	—	—	32,123	—	—	—
Labor cost government refund	—	—	(1,348)	(2,985)	—	(1,348)	—
Core EBITDA from continuing operations	$230,464	$171,087	$156,561	$175,994	$154,815	$558,112	$474,485

(CMC Third Quarter Fiscal 2021 - 12)

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2021	2/28/2021	11/30/2020	8/31/2020	5/31/2020	5/31/2021	5/31/2020
Earnings from continuing operations	$130,408	$66,233	$63,911	$67,782	$64,169	$260,552	$210,520
Gain on sale of assets	(4,457)	(5,877)	—	—	—	(10,334)	—
Asset impairments	277	474	3,594	1,098	5,983	4,345	5,983
Loss on debt extinguishment	—	16,841	—	1,778	—	16,841	—
Facility closure	—	5,694	5,214	2,903	1,863	10,908	8,202
Acquisition settlement	—	—	—	32,123	—	—	—
Labor cost government refund	—	—	(1,348)	(2,985)	—	(1,348)	—
Total adjustments (pre-tax)	$(4,180)	$17,132	$7,460	$34,917	$7,846	$20,412	$14,185

Tax impact
Related tax effects on adjustments	878	(3,598)	(1,593)	(7,392)	(1,648)	(4,313)	(2,979)
Total tax impact	878	(3,598)	(1,593)	(7,392)	(1,648)	(4,313)	(2,979)
Adjusted earnings from continuing operations	$127,106	$79,767	$69,778	$95,307	$70,367	$276,651	$221,726
Earnings from continuing operations per diluted share	$1.07	$0.54	$0.53	$0.56	$0.53	$2.14	$1.75
Adjusted earnings from continuing operations per diluted share	$1.04	$0.66	$0.58	$0.79	$0.59	$2.27	$1.84

Media Contact:
Susan Gerber
214.689.4300